Exhibit (a)(5)

FORM OF CONFIRMATION TO ELIGIBLE EMPLOYEES

OF RECEIPT OF NOTICE OF WITHDRAWAL

(To be sent by ISS to all participants via e-mail promptly after receipt of the Notice of Withdrawal])

This message confirms that Image Sensing Systems, Inc. (“ISS”) has received your Notice of Withdrawal regarding the ISS option exchange program by which you rejected ISS’ offer to exchange some or all of your eligible options for new options.

If you change your mind and decide you want to participate in ISS’ option exchange program with respect to the eligible options you described in the Notice of Withdrawal, you must:

(1) COMPLETE THE FORM OF ELECTION TO PARTICIPATE, (2) SIGN IT AT THE BOTTOM, and (3) DELIVER IT TO GREGORY R. L. SMITH in person, via interoffice mail, by fax to (651) 603-7765, by e-mail (via PDF or similar imaged document file) to optionexchange@imagesensing.com, or by mail to Image Sensing Systems, Inc., 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota 55104, Attn: Gregory R. L. Smith, as soon as possible, but in any event before 9:00 p.m., Central Time, on June 22, 2009.

If you have any questions about this message, please contact Gregory R. L. Smith, by e-mail at optionexchange@imagesensing.com.